Exhibit 99.1

	Contacts:	Jay Brown, CFO
Fiona McKone, VP - Corporate Finance
FOR IMMEDIATE RELEASE		Crown Castle International Corp.
713-570-3050

CROWN CASTLE COMPLETES

TOWER TRANSACTION WITH AT&T

December 16, 2013 – HOUSTON, TX – Crown Castle International Corp. (NYSE: CCI) announced today that it has completed its previously announced transaction to acquire exclusive rights to approximately 9,700 AT&T towers.

About Crown Castle

Crown Castle owns, operates and leases towers and other infrastructure for wireless communications. Crown Castle offers significant wireless communications coverage to all of the top 100 US markets and to substantially all of the Australian population. Crown Castle owns, operates and manages approximately 40,000 and 1,700 wireless communication sites in the US and Australia, respectively. For more information on Crown Castle, please visit www.crowncastle.com.